TERMINATION NOTICE

Date: June 19, 2008

House of Taylor Jewelry, Inc.

9200 Sunset Boulevard

Suite 425

West Hollywood, California 90069

Attn: Arthur Barens, Lyle M. Rose, Bob Rankin, Jack Abramov

Law Offices of Aaron A. Grunfeld & Associates

9200 Sunset Boulevard, 9th Floor

Los Angeles, California 90069

Attn: Aaron Grunfeld

RE: License agreement dated as of May 18, 2005 between Sandbox Jewel LCC (the “Licensor”)  and House of Taylor Jewelry, Inc. (the “Company”)

All:

Reference is made to the above-referenced Agreement. The Company has informed us that a number of the events of insolvency under Section 19 of the Agreement have occurred, including, without limitation, that the Company has (i) become insolvent and unable to pay or discharge its liabilities in the ordinary course of its business, (ii) stopped payment to its creditors generally, and (iii) ceased or threatened to cease to carry on its business or a substantial part thereof. In addition, we are aware that that certain License Agreement" dated as of May 18, 2005, among Interplanet Productions, Ltd. and House of Taylor Jewelry, Inc. (the "'Inter planet Agreement") has been terminated and that the Company's rights to use the name or likeness of Dame Elizabeth Taylor has been terminated. Each of events listed herein are grounds for immediate termination of the Agreement.

Pursuant to the terms of the Agreement (and in addition to and without prejudice to any other rights that we may have to terminate the Agreement immediately, or otherwise, not described herein), we hereby provide you with written notice of termination of the Agreement effective immediately. The termination of the Agreement shall be without prejudice to any rights or causes of action that we may have against you, whether pursuant to the Agreement or applicable law, all of which are expressly reserved, and the obligations that you currently owe us will remain unaffected by such termination.

Very truly yours,

Sandbox Jewelry LLC

/s/ Erik Sterling